Exhibit 99.1

AGTC Appoints David R. Guyer, MD, and Ivana Magovcevic-Liebisch, PhD, JD, to Its Board of Directors

GAINESVILLE, Fla., June 30, 2014 – Applied Genetic Technologies Corporation (Nasdaq:AGTC), a clinical stage biotechnology company developing adeno-associated virus (AAV)-based gene therapies for the treatment of rare eye diseases, today announced that it has appointed David R. Guyer, MD, and Ivana Magovcevic-Liebisch, PhD, JD, to the company’s Board of Directors.

“Dr. Guyer and Dr. Magovcevic-Liebisch bring important expertise and industry leadership to the AGTC Board of Directors, and I expect that both will be instrumental to our success in realizing the potential of our best-in-class technology and product portfolio,” said Dr. Scott Koenig, MD, Chairman of the AGTC Board of Directors. “We believe that the combination of David’s significant track record in developing and commercializing ophthalmologic therapies with Ivana’s extensive experience in biopharmaceutical business development and operations will prove a powerful asset for AGTC as we advance our gene-based product candidates for genetic eye diseases. I am pleased to welcome them to the AGTC Board of Directors.”

Dr. Guyer is Co-Founder, Chief Executive Officer, and Chairman of the Board of Ophthotech Corporation. Under his leadership, Ophthotech has successfully completed several rounds of private and public financing and entered into an ex-US licensing and commercialization deal for Fovista® with Novartis that is one of the largest ex-US partnering transactions in the biotechnology industry. Previously, Dr. Guyer co-founded and served as CEO and Director at Eyetech Pharmaceuticals, Inc., where he oversaw the rapid development and successful commercialization of Macugen® (pegaptanib sodium), the first FDA-approved anti-VEGF pharmacological treatment for wet AMD. Dr. Guyer also was a venture capitalist and Partner at SV Life Sciences and has served on multiple Boards of both public and private companies. Dr. Guyer received his BS from Yale College summa cum laude and his MD from the Johns Hopkins University School of Medicine. He completed his ophthalmology residency at the Wilmer Ophthalmological Institute at Johns Hopkins Hospital and a retinal fellowship at the Massachusetts Eye and Ear Infirmary at Harvard Medical School.

“AGTC’s proprietary AAV platform has tremendous potential to address substantial unmet medical need. I welcome the opportunity to join AGTC’s Board of Directors and look forward to working with the company’s leadership to realize the full potential of the AAV platform and to improve the care and outcomes for patients,” noted Dr. Guyer.

As Senior Vice President, Head of Global Business Development for Teva Pharmaceutical Industries Ltd since April 2013, Dr. Magovcevic-Liebisch is responsible for the execution of transactions identified by Teva’s R&D, Global Franchises and US Specialty teams, including the licensing and/or acquisition of commercial products, drug candidates and technologies. Prior to Teva, Dr. Magovcevic-Liebisch served as an executive officer of Dyax Corp. During her twelve-year tenure, she held several senior positions within the company, most recently serving as Executive Vice President and Chief Operating Officer. At Dyax, she oversaw successful commercialization of Kalbiter® (ecalantide), the first subcutaneous treatment approved in the U.S. for treatment of acute attacks of hereditary angioedema, a life threatening orphan disease. Dr. Magovcevic-Liebisch was also instrumental in establishing Dyax’s licensing and funded research programs (LFRP) based on its proprietary phase display technology, which has been successfully licensed to over 75 licenses and collaborators and has generated numerous clinical stage candidates and two approved products. Prior to Dyax, Dr. Magovcevic-Liebisch was Director of Intellectual Property and Patent Counsel for Transkaryotic Therapies, Inc., Cambridge, MA. She received her JD from Suffolk University Law School and her PhD in genetics from Harvard University.

“AGTC has developed a novel and proprietary AAV manufacturing system that can be broadly applied to developing innovative therapies for genetic eye diseases as well as many conditions that result from single gene mutations,” said Dr. Magovcevic-Liebisch. “I am pleased to have the opportunity to collaborate with my fellow Directors to ensure that AGTC leverages its products, processes and platforms to create value for both AGTC’s shareholders and patients”.

The company also announced that two current members of its Board of Directors, Jill Carroll, a Class II director, and Dr. Sam Wu, a Class I director, have notified the Board of their intentions to rotate off the Board at the company’s next Board Meeting, which will take place in July, consistent with policies of the venture investment firms with which they are affiliated.

“We thank Jill and Sam for their valuable service to AGTC,” said Dr. Koenig, “and we look forward to their continued contributions and counsel during their remaining tenure as directors.”

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe inherited orphan diseases in ophthalmology. AGTC’s lead product candidates, which are each in the preclinical stage, focus on X-linked retinoschisis, achromatopsia and X-linked retinitis pigmentosa, which are rare diseases of the eye, caused by mutations in single genes, that significantly affect visual function and currently lack effective medical treatments. For additional information visit www.agtc.com

Forward Looking Statements

Statements in this press release should be read in conjunction with the Company’s registration statement on Form S-1 (File No. 333-193309), as amended, filed with the SEC. In addition to historical financial information, the following discussion contains forward-looking statements that reflect the Company’s plans, estimates, assumptions and beliefs. Actual results could differ materially from those discussed in the forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, business strategies and operations, preclinical and clinical product development and regulatory progress, financing plans, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

CONTACT: David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com